FLINT TELECOM GROUP, INC.
PROMISSORY NOTE
AS AMENDED AND RESTATED

$200,000                                                                                                                               April 30, 2009

FOR VALUE RECEIVED, Flint Telecom Group, Inc., a Nevada corporation (the "Company"), promises to pay to the order of David Dunne (the "Payee"), at the office of the Payee at 4 Rathdown Park, Phibsborough, Dublin 7, Ireland, or at such other place as Payee may designate in writing, the principal sum of two hundred thousand dollars ($200,000) (the "Principal Amount") on the terms set forth below. Interest on the unpaid principal balance shall accrue at a rate of fifteen percent (15%) per annum, from the date set forth above (The “Drawdown Date”) with respect to the Principal Amount. All payments of interest and principal hereunder shall be made in U.S. currency.

1. Definitions.

The following terms shall have the meanings herein specified:

     "Event of Default" means an event specified in Section 4 hereof.

     "Holder" means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders.  Notwithstanding the foregoing, the Company may treat the registered holder of this Note as the Holder for all purposes.

     "Principal Amount" shall have the meaning set forth in the initial paragraph.

     "Person" means an individual, trust, partnership, firm, association, corporation or other organization or a government or governmental authority.

           2.  Payment of the Note - Principal and Interest.

(a)           Payment Schedule.  All principal and accrued interest shall be repaid on or before September 30, 2011.

(b)       Payment on an Event of Default.   If an Event of Default occurs and is continuing, then the Holder of this Note may, by written notice to the Company, declare this Note immediately due and payable and demand payment of all principal and interest.

(c)           Prepayment.   The Company may make optional prepayments of principal on this Note without penalty or premium at any time or from time to time, provided that any such prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid through the date of the prepayment.  All prepayments on this Note, whether voluntary or mandatory, shall be credited first against accrued and unpaid interest and the balance shall be credited against unpaid principal.

3. Events of Default.

The existence of any of the following conditions shall constitute an Event of Default:

(a)           Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of 60 days following notice to the Company by the Holder.

(b)           If the Company shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets.

(c)           If the Company breaches any of its representations, warranties, covenants or agreements set forth in the Investment Agreement and such breach shall not be cured within 30 days after written notice thereof shall have been given to the Company by the Holder.

(d)           One or more final judgments are entered against the Company involving aggregate unpaid liability not covered by insurance in excess of $1,000,000, and such amounts are not paid in full within 30 days.

(e)           Attachment or similar process of execution is levied against a material portion of the Company's assets and such process is not terminated and any orders issued pursuant thereto canceled within 90 calendar days.

(f)           The Company is in material breach of any provision of this Note, which breach (other than a breach described in Section 4(a) above) continues for more than 30 calendar days following written notice to the Company by the Holder.

4. Transfer.

Transfer of this Note shall be subject to prior delivery by the proposed transferee to the Company of an opinion of counsel that such transfer is in compliance with all federal and all applicable securities laws. In order to transfer this Note, the Holder, or its duly authorized attorney, shall surrender this Note at the office of the Company, accompanied by an assignment duly executed by the Holder hereof.

5. Loss or Mutilation of Note.

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Company, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

6. Holder not Shareholder.

This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder.

7. Waivers.

The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

8. Taxes.

The Holder agrees that it will pay, when due and payable, any and all stamp, original issue or similar taxes which may be payable in respect of the issue of this Note.  The Company shall not be required to pay any stamp, original issue or similar tax which may be payable in respect of any transfer involved in the transfer and delivery to a person other than of the Payee.

9. Notices.

All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Payee to:
David Dunne
4 Rathdown Park
Phibsborough
Dublin 7
Ireland

if to the Company to:

Flint Telecom Group, Inc.
327 Plaza Real, Suite 319
Boca Raton, FL 33432

     Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

10. Headings.

The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

11. Applicable Law and Jurisdiction.

The legality, validity, enforceability and interpretation of this Note and the relationship of the parties hereunder shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.  Any claim, cause of action, suit or demand allegedly arising out of or related to this Note, or the relationship of the parties, shall be brought exclusively in the state or federal courts located in Delaware, and the parties irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.

IN WITNESS WHEREOF, Flint Telecom Group, Inc. has caused this Promissory Note to be signed in its name by the signature of its duly authorized representative.

FLINT TELECOM GROUP, INC.

/s/ Vincent Browne
By: Vincent Browne
Its: CEO